EXHIBIT 11

                           Dominion Resources, Inc.
              Computation of Earnings Per Share of Common Stock
                            Assuming Full Dilution

                                                                                      Years
                                                                       (Million, Except Per Share Amounts)

                                                                     1994              1993              1992
Income before cumulative effect
 of a change in accounting principle                                $478.2            $516.6             $428.9

Cumulative effect on prior years of
 changing the method of accounting of
 income taxes                                                                                              15.6
                                                                    ------            ------             ------
Consolidated net income (1)                                         $478.2            $516.6             $444.5
                                                                    ======            ======             ======
Adjustments to average common shares:
 Shares of common stock -average shares
 outstanding                                                         170.3             165.7              161.1

Plus:  Additional shares assuming conversion
       of installments received on Stock Purchase
       Plan for Customers of Virginia Power at
       average market value (2)                                          .0               .6                 .5
                                                                     ------           ------             ------
Adjusted average common shares                                       $170.3           $166.3             $161.6
                                                                     ======           ======             ======
Earnings per share before cumulative
 effect of a change in accounting principle                          $  2.81          $  3.11            $  2.75
Cumulative effect on prior years of changing
 the method of accounting for income taxes                                                                   .10
                                                                     -------          -------            -------
                                                                     $  2.81          $  3.11            $  2.75
                                                                     =======          =======            =======

Notes: (1) See the Consolidated Statements of Income.
       (2) Based on the following date:
                                                                      1994             1993               1992
Installments received on Stock Purchase
 Plan for Customers of Virginia Power at
 year-end                                                            $  0.0           $ 26.8             $ 19.7

Average market per common share                                      $ 40.13          $ 43.88            $ 37.56